EXHIBIT 10.26

CONSULTING AGREEMENT

This Consulting Agreement is made as of the 1st day of October, 2011, by and between

“COMPANY”:	and	“CONSULTANT”:

SAFEDOX, INC.		Jim Belanger
11801 Pierce Street
2nd Floor
Riverside, California 92505
(951) 710-3000
manoj@safedox.com

WHEREAS, Consultant has experience and expertise in developing product sales strategies and organizations; and

WHEREAS, the Company desires to be assured of the association and services of Consultant, in order to avail itself of Consultant’s experience, skills, abilities, knowledge and background; and

WHEREAS, Consultant agrees to be engaged and retained by the Company as an independent contractor upon the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

1.           Engagement.  The Company hereby engages Consultant, on a non-exclusive basis, to render consulting services on behalf of the Company with respect to developing product sales strategies and organizational structure relating to the Company’s security software products.  Consultant hereby accepts such engagement and agrees to render such consulting services throughout the term of this Agreement. It is further agreed that Consultant shall have no authority to bind the Company to any contract or obligation or to transact any business in the Company’s name or on behalf of the Company, in any manner. The parties intend that Consultant shall perform its services required hereunder as an independent contractor.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and Consultant agrees to, and acknowledges the obligation to, pay all self-employment and other taxes thereon.

2.           Duties of Consultant.  Throughout the term of this Agreement, Consultant will use his best efforts and due diligence to perform, on behalf of the Company, such services as may be requested from time to time by the President of the Company.  Consultant shall set his own general hours of work and shall provide his own workspace, office equipment and computer equipment to perform his services hereunder, the Company being interested only in Consultant’s timely and full completion of tasks assigned.  Consultant may engage in other consulting work during the term of this Agreement without the prior written consent of the Company, provided that (a) such work is not performed on behalf of any person or entity that offers a product that competes with the Company’s products; (b) such work does not cause Consultant to be in violation of any terms of this Agreement; and (c) such work does not delay or hinder the work to be performed under this Agreement.

3.           Term and Termination.  The term of this Agreement shall commence on the date first written above and will continue for a period of two (2) years, unless earlier terminated for just cause, as provided in Section 10 of this Agreement.  The Company may terminate this Agreement at any time for any reason or no reason, with or without cause.

4.           Objectives.  It is the agreed by the Company and Consultant that Consultant shall use his best efforts to procure, (1) during the first year of the term of this Agreement, 100,000 new-user subscriptions for the Company’s security software products or, in the alternative, to generate $5,000,000 in new sales revenue for the Company; and, (2)  during the second year of the term of this Agreement, an additional 100,000 new-user subscriptions for the Company’s security software products or, in the alternative, to generate an additional $5,000,000 in new sales revenue for the Company.

5.           Compensation; Expenses of Consultant.  In consideration of the services to be performed by Consultant, the Company agrees to pay Consultant:

A.           Throughout the term of this Agreement, cash commissions on sales of the Company’s security software products as determined pursuant to the following:

Out of the gross subscription revenues received by the Company from each end-user of the Company’s security software products attributable to the Consultant, for so long as each such end-user is a paid subscriber of the Company’s security software products on an uninterrupted basis, Consultant shall be paid a sales commission as follows:

Beginning with the receipt by the Company of the 2nd month’s subscription payment by each end-user attributable to consultant,

# of End-Users	1st Tier *	2nd Tier **
1 to 1,000	10.00%	5.00%
1,001 to 10,000	12.50%	7.00%
10,001 and above	15.00%	7.50%
* — 1st Tier User means end-users obtained directly through the efforts of Consultant.

** — 2nd Tier means end-users obtained through the efforts of a Company marketer and/or affiliate referred by Consultant.

B.           During the first year of the term of this Agreement, the Company will, on a monthly basis, advance to Consultant against commissions to be earned under subparagraph A above the sum of $5,000 and, during the second year of the term of this Agreement, the Company will, on a monthly basis, advance to Consultant against commissions to be earned under subparagraph A above the sum of $10,000.  It agreed by the Company and Consultant that Consultant shall not be required to repay any part of his monthly advanced commission amount, should his earned commissions be less than such advanced commission amount.

C.           The sum of $30,000, payable by the issuance of 100,000 shares of the Company’s common stock, upon the mutual execution of this Agreement.  The compensation paid to Consultant pursuant to this subparagraph C shall be deemed to be earned by Consultant upon the mutual execution of this Agreement.

D.           If, during the second year of the term of this Agreement, Consultant shall be responsible for at least 100,000 new-user subscriptions for the Company’s security software products or, in the alternative, an additional $5,000,000 in new sales revenue for the Company, then the Company shall issue to Consultant, as a bonus, the sum of $30,000, payable by the issuance of 100,000 shares of the Company’s common stock.

Consultant agrees that he shall be responsible for all expenses incurred in his performance hereunder; provided, however, that the Company shall pay all of Consultant’s travel-related expenses incurred in his performance hereunder that shall have been pre-approved, in writing, by the Company.

6.           Conflicting Obligations.  Consultant certifies that he has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement.  Consultant will not enter into any agreements or obligations that would conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions hereof.  In view of Consultant’s access to the Company's Confidential Information, Consultant further agrees that Consultant will not, without Company's prior written consent, design, write, develop or otherwise create, directly or indirectly, any software or computer code that is similar in any way to that provided, developed, modified or otherwise tested and maintained under this Agreement for any third party during the term of this Agreement and for a period of one (1) year after the termination of this Agreement.  Except as specifically authorized by the Company, Consultant will not, for one (1) year after the termination of this Agreement, (A) request or advise any supplier, customer or other person, firm, partnership, association, corporation or business organization, entity or enterprise having business dealings with the Company or any subsidiary or affiliate of the Company to withdraw, curtail or cancel such business dealings, or (B) induce or attempt to influence any employee or Consultants of the Company or any subsidiary or affiliate of the Company to terminate his or her employment or consulting relationship with the Company or such subsidiary or affiliate.

7.           Representations of the Company.  The Company represents and warrants to Consultant that:

A.           The Company will cooperate fully and timely with Consultant to enable Consultant to perform its obligations hereunder.

B.           The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

C.           The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

D.           The shares of Company common stock, when issued and delivered pursuant to the terms of this Agreement, will be duly issued, fully paid and non-assessable.

8.           Representations of Consultant.  Consultant represents and warrants to the Company that:

A.           Consultant is under no legal disability with respect to the execution and performance of this Agreement.

B.           The performance by Consultant under this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of any contractual obligation by which Consultant may be bound.

C.           Consultant represents and warrants that it has had the opportunity to review the information with respect to the Company attached hereto as Exhibit “A” and made a part hereof, and to ask questions of, and receive answers from, the principals of the Company regarding the disclosures contained in Exhibit “A”.  Further, Consultant understands and acknowledges that the Company is a development-stage company and may never earn a profit.

D.           Consultant represents and warrants to the Company that the shares of common stock being acquired pursuant to this Agreement are being acquired for its own account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act or any state securities law and are “restricted securities”, as that term is defined in Rule 144 promulgated by the SEC, and must be held indefinitely, unless they are subsequently registered or an exemption from such registration is available.

E.           Consultant consents to the placement of a legend restricting future transfer on the certificates representing the shares of common stock to be issued hereunder, which legend shall be in the following, or similar, form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION EXCEPT IN TRANSACTIONS EXEMPT FROM SUCH REGISTRATION.”

9.           Confidentiality.  “Confidential Information” means information in any form, not generally known to the public, disclosed to or acquired by Consultant directly or indirectly from the Company or any clients, customers, business partners or affiliates of the Company during the term hereof, including, without limitation: (A) information relating to the research, developments, systems, operations, clients, customers, and business activities and business plans and planning of the Company; (B) information received from any clients, customers, business partners or Affiliates of the Company; (C) information specifically designated by the Company as confidential; and (D) information relating to the Company’s products, including software products, and all computer code relating to such products, and specifically to include all computer code disclosed to or developed by Consultant during the term hereof.

Consultant agrees not to disclose, at any time, any Confidential Information to any person not an employee or recognized consultant of the Company, nor will Consultant use Confidential Information for any purpose other than as required to perform its services hereunder.  Further, Consultant agrees not to take or reproduce, at any time, or in any way, Confidential Information, unless required by the Company for Consultant to perform hereunder.  Consultant shall, upon the termination of this Agreement, return to the Company all Confidential Information in its possession or under its control.

10.        Non-Competition.  Should the Company terminate this Agreement for “just cause”, as that term is defined below, or should Consultant voluntarily terminate his service as a consultant of the Company hereunder, then, for a period of one (1) year after the date of such termination, Consultant will not engage or be engaged as, in any capacity, directly or indirectly, including, but not limited to, employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than 5% equity interest in any enterprise the securities of which are publicly traded) in any business entity engaged in competition with any business being conducted by the Company on the date of Consultant’s termination. The terms of this Section 10 shall survive the termination or expiration of this Agreement. If any court determines that this Section 10, or any part hereof, is unenforceable because the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

For purposes of this Agreement, "just cause" shall mean (1) the willful failure or refusal of Consultant to undertake any task assigned to him by the President of the Company, provided that Consultant’s failure or refusal is not based upon Consultant’s belief in good faith, as expressed to the Company in writing, that the implementation thereof would be unlawful; (2) conduct which violates the provisions contained in Section 9 or Section 10 of this Agreement; (3) the intentional causing of material damage to the Company’s physical property; or (4) any act involving personal dishonesty or criminal conduct against the Company.

11.        Notices.  All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to the parties at the addresses set forth above.

12.        Miscellaneous.

A.           Arbitration and Equitable Relief.  The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to the formation, performance or termination of this Agreement; provided, however, if the parties are unable to reach a settlement amicably, such dispute will be submitted to binding arbitration before a single arbitrator to be held in Las Vegas, Nevada, in accordance with the rules then in effect of the American Arbitration Association.  Any negotiations pursuant to this paragraph are confidential and will be treated as compromise and settlement negotiations for all purposes.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  It is expressly agreed that the arbitrator, as part of its award, can award attorneys’ fees to the prevailing party.  The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. The Company and Consultant shall each pay one-half (½) of the costs and expenses of such arbitration, and each shall separately pay its respective attorneys' fees and related expenses. This arbitration provision shall be binding on all employees, agents, contractors, investors, suppliers, vendors, assigns, purchasers, and clients of the Company and Consultant.  Notwithstanding the foregoing, the Company may pursue any remedies at law or in equity in the event Consultant fails to fully perform all of the covenants and agreements herein. In the event the Company seeks injunctive relief or specific performance, Consultant agrees that no bond or other security will be required in obtaining such equitable relief and the Consultants hereby consents to the issuance of an injunction and to the ordering of specific performance.

B.           Governing Law.  This Agreement will be governed, construed and controlled by the laws of the State of Wyoming and the Federal Arbitration Act, the latter to control in case of conflict.

C.           No Assignment.  This Agreement is not assignable in whole or in any part, and shall be binding upon the parties, their representatives, successors or assigns.

D.           Counterparts.  This Agreement may be executed in multiple counterparts which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

“COMPANY”:		“CONSULTANT”:

SAFEDOX, INC.		/s/ JIM BELANGER
Jim Belanger

By: /s/	MANOJ PATEL
Manoj Patel
President